Exhibit 99.1

Inergy Reports Record First Quarter Earnings

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Management Conference Call Scheduled for 10:00 a.m. CT Today

Kansas City, MO (February 5, 2008) – Inergy, L.P. (NASDAQ:NRGY) and Inergy Holdings, L.P. (NASDAQ:NRGP) today each reported record results of operations for the quarter ended December 31, 2007, the first quarter of fiscal 2008.

Inergy, L.P.

Inergy, L.P. (Inergy) reported Adjusted EBITDA of $74.1 million for the quarter ended December 31, 2007, an increase of $9.5 million, or approximately 14.7% from $64.6 million for the quarter ended December 31, 2006. Net income, excluding certain items as discussed below, was $35.9 million for the quarter ended December 31, 2007, or $0.55 per diluted limited partner unit compared to $30.3 million, or $0.53 per diluted limited partner unit in the same quarter of last year.

As previously announced, the Board of Directors of Inergy’s general partner increased Inergy’s quarterly cash distribution to $0.605 per limited partner unit ($2.42 annually) for the quarter ended December 31, 2007. This represents an approximate 7% increase over the distribution for the same quarter of the prior year. The distribution will be paid on February 14, 2008, to unitholders of record as of February 7, 2008.

“Our first quarter performance builds on the company’s track record of consistency,” said John Sherman, President and CEO of Inergy. “We are off to a solid start on the year. Our midstream expansion projects are progressing very well, and our propane pipeline is very active for this time of year. These factors combined with the strength of our balance sheet position the company for continued successful execution of our growth strategy in 2008.”

Also as previously announced, Inergy acquired the assets of Riverside Gas & Oil Co., Inc. and the membership interests of Arlington Storage Company, LLC (“ASC”) during the quarter ended December 31, 2007. Both of the transactions are expected to be accretive on a distributable cash flow per unit basis.

In the quarter ended December 31, 2007, retail propane gallon sales were 104.4 million gallons compared to 111.2 million gallons sold in the same quarter of the prior year. Weather was approximately 10% warmer than normal in our service territories in the quarter ended December 31, 2007, and was consistent with the prior year. Retail propane gross profit was $92.2 million for the quarter ended December 31, 2007, compared to $92.7 million for the quarter ended December 31, 2006. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates and other was $25.0 million in the quarter ended December 31, 2007, compared to $24.4 million for the same quarter in the prior year.

Gross profit from midstream operations increased to $22.0 million for the quarter ended December 31, 2007, from $12.8 million for the same quarter in the prior year. The increase in midstream gross profit was driven by the placement of the Stagecoach Phase II expansion into full service in September 2007 and the acquisition of ASC.

For the quarter ended December 31, 2007, operating and administrative expenses decreased to $65.1 million compared to $65.6 million in the same quarter in the prior year.

Net income of $35.9 million, or $0.55 per diluted limited partner unit, excludes the recognition of a $0.1 million of non-cash charge from derivative contracts associated with retail propane fixed price sales and a gain of $1.1 million from the disposal of excess property, plant and equipment. Net income for the quarter ended December 31, 2006, was $30.3 million, or $0.53 per diluted limited partner unit, excluding a $0.2 million non-cash charge from derivative contracts and a $0.7 million loss from the disposal of excess property, plant and equipment.

Inergy affirms its previously announced Adjusted EBITDA guidance in a range from $235 million to $245 million for the full fiscal year ended September 30, 2008.

Inergy Holdings, L.P.

As discussed above, the $0.605 per limited partner unit distribution by Inergy, L.P. results in Inergy Holdings, L.P. receiving a total distribution of $11.9 million with respect to the first fiscal quarter of 2008. As a result of this Inergy, L.P. distribution, Inergy Holdings, L.P. declared a quarterly distribution of $0.56 per limited partner unit or $2.24 on an annualized basis. This represents an approximate 40% increase over the $0.40 per limited partner unit paid for the same quarter of the prior year. The distribution will be paid on February 14, 2008, to unitholders of record as of February 7, 2008.

Inergy, L.P. and Inergy Holdings, L.P. will conduct a live conference call and internet webcast today, February 5, 2008, to discuss results of operations for the first quarter and its business outlook. The call will begin at 10:00 a.m. CT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergypropane.com. A digital recording of the call will be available for one week following the call by dialing 1-800-642-1687 and entering the pass code 32443378.

Inergy, L.P., with headquarters in Kansas City, MO, is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

This press release contains forward-looking statements, which are statements that are not historical in nature such as our business outlook. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, the demand for high deliverability natural gas storage capacity in the Northeast, our ability to successfully implement our business plan, the outcome of rate decisions levied by the Federal Energy Regulatory Commission, our ability to generate available cash for distribution to unitholders, and the costs and effects of legal, regulatory and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

(in millions, except per unit data)

	Three Months Ended December 31,
	2007	2006
	(unaudited)
Revenue:
Propane	$402.6	$327.4
Other	112.0	80.9

	514.6	408.3

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	307.3	230.7
Other	68.2	47.9

	375.5	278.6

Gross profit	139.1	129.7

Expenses:
Operating and administrative	65.1	65.6
Depreciation and amortization	22.8	20.5
Gain (loss) on disposal of assets	1.1	(0.7)

Operating income	52.3	42.9

Other income (expense):
Interest expense, net	(14.9)	(13.7)
Other income	0.1	0.2

Income before income taxes and interest of non-controlling partners in ASC	37.5	29.4

Provision for income taxes	(0.3)	—
Interest of non-controlling partners in ASC’s consolidated net income (a)	(0.3)	—

Net income	$36.9	$29.4

Partners’ interest information:
Non-managing general partner and affiliates interest in net income	$8.5	$6.0
Distributions paid on restricted units	0.1	0.1

Total interest in net income not attributable to limited partners’	$8.6	$6.1

Total limited partners’ interest in net income	$28.3	$23.3

Net income per limited partner unit:
Basic	$0.57	$0.52

Diluted	$0.57	$0.51

Weighted average limited partners’ units outstanding (in thousands):
Basic	49,658	45,128

Diluted	49,773	45,343

(a)	We acquired a majority interest in the operations of Steuben when we acquired 100% of the membership interest in ASC. ASC holds a majority interest in the operations of Steuben.

	Three Months Ended December 31,
	2007	2006
	(unaudited)
Supplemental Information:

Retail gallons sold	104.4	111.2

Cash	$23.1	$14.2

Outstanding debt:
Working capital facility	$82.5	$21.9
Acquisition facility	121.0	70.0
Senior unsecured notes	626.2	621.8
ASC credit agreement	11.6	—
Other debt	15.7	17.5

Total debt	$857.0	$731.2

Total partners’ capital	$742.1	$677.2

EBITDA:
Net income	$36.9	$29.4
Interest of non-controlling partners in ASC’s consolidated ITDA	(0.2)	—
Interest expense, net	14.9	13.7
Provision for income taxes	0.3	—
Depreciation and amortization	22.8	20.5

EBITDA (a)	$74.7	$63.6
Non-cash loss on derivative contracts	0.1	0.2
(Gain) loss on the disposal assets	(1.1)	0.7
Non-cash compensation expense	0.4	0.1

Adjusted EBITDA (a)	$74.1	$64.6

Distributable cash flow:
Adjusted EBITDA (a)	$74.1	$64.6
Cash interest expense (b)	(14.4)	(13.2)
Maintenance capital expenditures (c)	(1.8)	(0.6)
Income tax expense	(0.3)	—

Distributable cash flow (d)	$57.6	$50.8

(a)

EBITDA is defined as income (loss) before taxes, plus net interest expense and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding (1) non-cash gains or losses on derivative contracts associated with fixed price sales to retail propane customers, (2) long-term incentive and equity compensation expense and (3) gains or losses on disposal of property, plant and equipment. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. EBITDA and Adjusted EBITDA are presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. We believe that the presentation of EBITDA and Adjusted EBITDA is useful to lenders and investors because of their use in the propane industry and for master limited partnerships as an indicator of the strength and performance of the ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, we believe that EBITDA and Adjusted EBITDA provide useful information to our investors for trending, analyzing and benchmarking our operating results as compared to other companies that may have different financing and capital structures. The presentation of EBITDA and Adjusted EBITDA allow investors to view our performance in a manner similar to the methods used by management and provide additional insight to our operating results.

(b)	Cash interest expense is net of amortization charges associated with deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.

(d)

Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. We believe that distributable cash flow provides additional information for evaluating Inergy’s ability to declare and pay distributions to unitholders. Distributable cash flow should not be considered an alternative to cash flow from operating activities or any other measure of financial performance in accordance with accounting principles generally accepted in the United States. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Statements of Operations

(in millions, except per unit data)

	Three Months Ended December 31,
	2007	2006
	(unaudited)
Revenue:
Propane	$402.6	$327.4
Other	112.0	80.9

	514.6	408.3
Cost of product sold (excluding depreciation and amortization as shown below):
Propane	307.3	230.7
Other	68.2	47.9

	375.5	278.6
Gross profit	139.1	129.7
Expenses:
Operating and administrative	65.3	65.7
Depreciation and amortization	22.8	20.5
Gain (loss) on disposal of assets	1.1	(0.7)

Operating income	52.1	42.8

Other income (expense):
Interest expense, net	(15.5)	(14.3)
Other income	0.1	0.2

Income before income taxes and interest of non-controlling partners in Inergy, L.P. and ASC	36.7	28.7
Provision for income taxes	(0.5)	(0.2)
Interest of non-controlling partners in Inergy, L.P.’s net income	(25.7)	(21.4)
Interest of non-controlling partners in ASC’s consolidated net income	(0.3)	—

Net income	$10.2	$7.1

Net income applicable to limited partners’ units	$10.2	$7.1

Net income per limited partner unit:
Basic	$0.51	$0.36

Diluted	$0.50	$0.35

Weighted average limited partners’ units outstanding (in thousands):
Basic	20,008	20,001

Diluted	20,285	20,184